                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-65688 and 33-98852) and in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 333-10949 and 333-12435) of Molten Metal Technology, Inc. of our report dated January 8, 1997 relating to the statements of assets acquired and liabilities assumed and of revenue and direct operating expenses of the Wet Waste Business of Scientific Ecology Group, appearing in this current report on Form 8-K/A of Molten Metal Technology, Inc. dated February 21, 1997.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
February 21, 1997